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                      VIRAGEN (EUROPE) LTD. AND SUBSIDIARY
                EXHIBIT 11 - COMPUTATION OF LOSS PER COMMON SHARE
                                   (UNAUDITED)

                                                 Three Months Ended
                                                    September 30,
                                              1997              1996
                                           ----------       -----------
PRIMARY AND FULLY DILUTED

Weighted average shares outstanding        7,116,059          6,932,710
                                          ==========        ===========

Net Loss                                  $ (328,221)       $   (99,319)
                                          ==========        ===========

Net loss per common share                 $     (.05)       $      (.01)
                                          ==========        ===========